EXHIBIT 3.1.2
                              TRAILER BRIDGE, INC.


                           CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

            -------------------------------------------------------

        Pursuant to Section 151(g) of the Delaware General Corporation Law



        The undersigned officer hereby certifies that:

        A. He is the duly elected and acting Chief Executive Officer of TRAILER BRIDGE, INC., a Delaware corporation (the "Corporation").

        B. As of May 10, 2002, the directors of the Corporation, duly elected and qualified (the "Board of Directors"), duly adopted resolutions in order to designate the Series A Convertible Preferred Stock of the Corporation (as set forth in the resolution below).

        C. The resolution contained herein has not been modified, altered or amended and is presently in full force and effect.

        RESOLVED, that pursuant to the authority expressly vested in the Board of Directors by Article 4 of the Certificate of Incorporation of the Corporation, the Directors hereby fix and determine the relative powers, preferences and rights, the qualifications, limitations and restrictions of the foregoing series of the preferred stock, par value $0.01 per share, of the Corporation, which shall be designated as Series A Convertible Preferred Stock. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Section 8 hereof.

        1. Designation. Nineteen Thousand Five Hundred Fifty (19,550) shares of preferred stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of the preferred stock designated as the Series A Convertible Preferred Stock (the "Series A Preferred Stock").

        2. Dividends. In the event that the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribu-tion (whether in cash, securities, assets, or rights to purchase securities or other property) on its Common Stock, except in a stock dividend in shares of Common Stock, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series A Preferred Stock held, a dividend or distribution that is the same dividend or distribution that would be received by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible pursuant to the provisions of Section 5 hereof on the record date

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for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series A Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock. Dividends, if declared, on shares of the Series A Preferred Stock shall accrue and be cumulative from the payment date of such dividend on such shares.

        3.      Preference on Liquidation.

                (a) Liquidation Preference for Series A Preferred Stock. In the event that the Corporation shall liquidate, dissolve or wind-up, whether voluntarily or involuntarily (a "Liquidation Event"), the holders of shares of Series A Preferred Stock shall be entitled to receive, in preference to the holders of the shares of Common Stock, the Original Purchase Price of the shares of Series A Preferred Stock. If upon the occurrence of a Liquidation Event, the assets and funds to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which such shares are entitled, then holders of Series A Preferred Stock shall share ratably in the distribution of assets and funds of the Corporation in proportion to the preferential amount each such holder is otherwise entitled to receive.

                (b) In any Liquidation Event, each holder of shares of Series A Preferred Stock may elect to receive either (i) the amount specified in
Section 3(a) above in the event any payment is made to the holders of shares of Common Stock or (ii) the kind and amount of consideration that would have been received had such shares of Series A Preferred Stock been converted into shares of Common Stock immediately prior to such event.

                (c) Notice of Liquidation. Written notice of any liquida-tion, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to any payment date specified therein, to the holders of record of the Series A Preferred Stock at their respective addresses as shall appear on the records of the Corporation.

        4.      Voting.

                (a) General. In addition to any voting rights provided in the Corporation's Certificate of Incorporation, By-Laws, or any applicable law, and on all matters not otherwise specifically set forth herein, the holders of shares of Series A Preferred Stock shall have the right to vote together with the holders of shares of Common Stock, as a single class, on all actions to be voted on by the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to 35.52 votes per share on each such action.

                (b) Notice. The holders of Series A Preferred Stock shall be entitled to notice of any stockholder's meeting in accordance with the By-Laws of the Corporation.

        5. Conversion. The holders of shares of Series A Preferred Stock shall have the right to convert all or a portion of such shares into fully paid and non-assessable shares of Common Stock or any capital stock or other securities into which such Common Stock shall


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have been changed or any capital stock or other securities resulting from a reclassification thereof as follows:

                (a) Right to Convert; Voluntary Conversion. Subject to and upon compliance with the provisions of this Section 5, a holder of shares of Series A Preferred Stock shall have the right, at the option of such holder, at any time, to convert any or all of such shares that are at such time outstanding into such number of shares of Common Stock determined by dividing the $102.30179 by the Conversion Price. The initial Conversion Price shall be equal to the $1.0230179, and shall be subject to adjustment as set forth below (the "Conversion Price"). The Conversion Shares, when issued in accordance with the terms hereof, are hereby declared to be duly authorized and validly reserved for issuance, and will be fully paid and non-assessable when issued.

                (b) Mechanics of Conversion. Each holder of Series A Preferred Stock that desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, accompanied by written notice to the Corporation that such holder elects to convert the same and stating therein the number of shares of Series A Preferred Stock being converted, and setting forth the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued if such name or names shall be different than that of such holder. Thereupon, the Corporation shall issue and deliver at such office on not later than the fifth Business Day thereafter (unless such conversion is in connection with an underwritten public offering of shares of Common Stock or a Liquidation Event, in which event concurrently with such conversion) to such holder or on such holder's written order, (i) a certificate or certificates for the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder is entitled and
(ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Series A Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series A Preferred Stock converted.

        Each conversion of any shares of Series A Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares to be converted so that the rights of the holder thereof as to the shares of Series A Preferred Stock being converted shall cease at such time except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time.

                (c) Adjustment of the Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

                (i) Adjustment for Stock Splits and Combinations. If the Corporation, at any time or from time to time after the Issue Date, effects a subdivision of the outstanding Common Stock, combines the outstanding shares of Common Stock, issues by reclassification of shares of its Common Stock any shares of capital stock of the Corporation, or pays a stock dividend in shares of Common Stock, then, in each such


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        case, the Conversion Price in effect immediately prior to such event shall be adjusted so that each holder of shares of Series A Preferred Stock shall have the right to convert its shares of Series A Preferred Stock into the number of shares of Common Stock which it would have owned after the event had such shares of Series A Preferred Stock been converted immediately before the happening of such event. Any adjustment under this Section 5(c)(i) shall become effective retroactively immediately after the record date in the case of a dividend and distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                (ii)    Other Provisions Applicable to Adjustments under this
        Section 5(c). The following provisions shall be applicable to making adjustments to the number of shares of Common Stock into which shares of Series A Preferred Stock are convertible and the Conversion Price at which shares of Series A Preferred Stock are convertible provided for in this Section 5(c):

                        (A) When Adjustments are to be Made. The adjustments required by this Section 5(c) shall be made whenever and as often as any event requiring an adjustment shall occur, except that any adjustment of the Conversion Price that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5(c)(i)) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made amount to a change in the Conversion Price of less than $.01. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made on the earlier of (I) such time as such adjustment, together with other adjustments required by this Section 5(c) and not previously made, would result in an aggregate adjustment equal to or in excess of a minimum adjustment or (II) on the date of conversion. For the purpose of any adjustment, any event shall be deemed to have occurred at the close of business on the date of its occurrence.

                        (B) Fractional Interests. In computing adjustments under this Section 5(c), fractional interests in the Common Stock shall be taken into account to the nearest 1/100th of a share.

                        (C) Challenge to Good Faith Determination. Whenever the Board of Directors shall be required to make a determination in good faith of the fair value of any item under this Section 5(c), such determination may be challenged in good faith by a holder of Series A Preferred Stock and any dispute shall be resolved by an investment banking firm of recognized national standing jointly selected by the Corporation and such holder.

                (iii) Reorganization, Reclassification, Merger or Consolidation. If the Corporation shall at any time reorganize or reclassify the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination) or consolidate with or merge into another corporation (where the Corporation is not the continuing


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        corporation after such merger or consolidation), the holders of shares of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of their shares of Series A Preferred Stock in whole or in part, the same kind and number of shares of stock and other securities, cash or other property (and upon the same terms and with the same rights) as would have been distributed to a holder upon such reorganization, reclassification, consolidation or merger had such holder converted its shares of Series A Preferred Stock immediately prior to such reorganization, reclassification, consolidation or merger. The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Corporation will not effect any such reorganization, reclassification, merger, or consolidation unless prior to the consummation thereof, the corporation which may be required to deliver any stock, securities or other assets upon the conversion of the shares of Series A Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of shares of Series A Preferred Stock. A sale, transfer or lease of all or substantially all of the assets of the Corporation to another person shall be deemed a reorganization, reclassification, consolidation or merger for the foregoing purposes.

                (iv) Exceptions to Adjustment of Conversion Price. Anything herein to the contrary notwithstanding, the Corporation shall not make any adjustment of the Conversion Price in the case of the issuance of shares of Common Stock to holders of shares of Series A Preferred Stock upon conversion of all or any portion of their shares of Series A Preferred Stock.

                (v) Officer's Opinion. Upon each adjustment of the Conversion Price, and in the event of any change in the rights of a holder of shares of Series A Preferred Stock by reason of other events herein set forth, then and in each such case, the Corporation will promptly obtain a certificate of the an appropriate officer of the Corporation, stating the adjusted Conversion Price, or specifying the other shares of the Common Stock, securities or assets and the amount thereof receivable as a result of such change in rights, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Corporation will promptly mail a copy of such certificate to the holders of shares of Series A Preferred Stock. If a holder disagrees with such calculation, the Corporation agrees to obtain within thirty (30) business days an opinion of a firm of independent certified public accountants selected by the Board of Directors and acceptable to such holder to review such calculation and the opinion of such firm of independent certified public accountants shall be final and binding on the parties and shall be conclusive evidence of the correctness of the computation with respect to any such adjustment of the Conversion Price.

                (d) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 5 hereof and in the taking of all such action as may be necessary or


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

appropriate in order to protect against impairment the conversion rights of the holders of the Series A Preferred Stock.

                (e) No Fractional Shares Adjustments. No fractional shares shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock is to be converted at one time by the same stockholder, the number of full Conversion Shares shall be computed on the basis of the aggregate amount of shares of Series A Preferred Stock to be converted by such stockholder. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the price per share of Common Stock, as per the good faith determination of the Board of Directors, at the close of business on the day of conversion which such fractional share of Series A Preferred Stock would be convertible into on such date. (f) Shares to be Reserved. Subject to the second sentence of this Section 5(f), the Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized but unissued Common Stock shall be insufficient to permit the conversion in full of outstanding shares of Series A Preferred Stock.

                (g) Taxes and Charges. The Corporation agrees to pay, or to cause to be paid, all documentary, stamp and other similar Taxes (other than transfer taxes payable upon the transfer by a holder of shares of Series A Preferred Stock or Conversion Shares to a Transferee, which transfer taxes shall be paid by the Transferee) levied under the laws of the United States of America, any state or local Taxing Authority thereof or therein, or any other applicable jurisdiction in connection with the issuance and sale of the shares of Series A Preferred Stock and Conversion Shares and any modification of this Certificate of Designations and will hold a purchaser thereof harmless without limitation as to time against any and all liabilities with respect to all such Taxes.

                (h) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such shares of Series A Preferred Stock.

        6. Shares to be Retired. Any share of Series A Preferred Stock converted, repurchased or otherwise acquired by the Corporation shall be retired and cancelled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as shares of preferred stock of one or more other series but not as shares of Series A Preferred Stock.

        7. Negative Covenants. The Corporation shall not, without the prior consent of the holders of a majority of the outstanding shares of Series A Preferred Stock:


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                (a)     amend the Corporation's Certificate of Incorporation or
By-laws if such action would alter the relative powers, preferences and rights, the qualifications, limitations or restrictions of the shares of Series A Preferred Stock, or increase or decrease the total number of authorized shares of the Series A Preferred Stock in any such manner that may adversely affect the rights of the holders of the Series A Preferred Stock;

                (b) authorize, issue, or reclassify shares of any class or series of stock or securities of the Corporation having any preference or priority as to registration rights, assets or any other rights or preferences in parity with, or superior to, any such preference or priority of the shares of Series A Preferred Stock;

                (c) pay or declare any dividend or redeem, repurchase or acquire any share of junior stock;

                (d) The Corporation shall not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action (i) enter into any agreement or instrument which would restrict or otherwise materially adversely affect the ability of the Corporation to perform its obligations under this Certificate; (ii) permit the par value or the determined or stated value of any shares of Common Stock receivable upon the conversion of the shares of Series A Preferred Stock to exceed the amount payable therefor upon such conversion; (iii) fail to take all such action as may be necessary or appropriate in order that the Corporation may at all times validly and legally issue duly authorized, fully paid and nonassessable shares of the Common Stock free from all taxes, liens and charges with respect to the issue thereof, upon the conversion of the shares from time to time outstanding; (iv) take any action that results in any adjustment of the current conversion price under this Certificate if the total number of shares of the Common Stock (or other securities) issuable after the action upon the conversion of all of the then outstanding shares would exceed the total number of shares of Common Stock (or other securities) then authorized by the Corporation's certificate of incorporation and available for the purpose of issuance upon such conversion or exercise; (v) authorize any common stock other than its existing authorized Common Stock, and (vi) amend its certificate of incorporation to change any terms of its Common Stock.

                (e) Neither the Corporation nor any agent nor other Person acting on the Corporation's behalf will do or cause to be done, or will omit to do or to cause to be done, any act or omission which would result in bringing the issuance or sale of the shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting requirements of any state securities law, other than in accordance with a registration and qualification of shares pursuant to any registration rights agreement entered into in conjunction with a sale of shares of Series A Preferred Stock.

        8. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

                "Board of Directors" shall mean the board of directors of the Corporation.


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

                "Business Day" shall mean any day that is not a Saturday, a Sunday or any day on which banks in the State of New York are authorized or obligated to close.

                "Common Stock" shall mean the Corporation's Common Stock, par value $0.01 per share, and shall also include any common stock of the Corporation hereafter authorized and any capital stock of the Corporation of any other class hereafter authorized which is not preferred as to dividends or assets over any other class of capital stock of the Corporation or which has ordinary voting power for the election of directors of the Corporation.

                "Conversion Price" shall mean the Conversion Price per share of Common Stock into which the Series A Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to
        Section 5 hereof.

                "Conversion Shares" means the shares of the Corporation's
        Common Stock obtained or obtainable upon conversion of shares of Series A Preferred Stock and also shall include any capital stock or other securities into which such shares of Common Stock are changed and any capital stock or other securities resulting from or comprising a reclassification, combination or subdivision of, or a stock dividend on, any such shares of Common Stock.

                "Corporation" shall mean Trailer Bridge, Inc., a Delaware corporation, its successors and assigns.

                "Issue Date" shall mean, as to any share of Series A Preferred Stock, the date of original issuance thereof by the Corporation.

                "Liquidation Event" shall have the meaning set forth in
        Section 3(a) hereof.

                "Person or "person" shall mean an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

                "Securities Act" shall mean the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.

                "Series A Preferred Stock" shall mean the Corporation's Series A Convertible Preferred Stock, par value $0.01 per share.

                "Taxing Authority" shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

                "Transferee" shall mean any transferee of shares of Series A Preferred Stock or Conversion Shares from a purchaser. Transferees shall not include a transferee of shares of Series A Preferred Stock or Conversion Shares sold in


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        either a public offering pursuant to a registration statement under the
        Securities Act or pursuant to a Rule 144 Transaction.

        9. Notices. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of (x) receipt of such notice, (y) three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (z) the Business Day following sending such notice by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to: Trailer Bridge, Inc., 10405 New Berlin Road East, Jacksonville, Florida 32226, Telephone: (800) 554-1589, Facsimile:
(904) 751-7444, Attention: Chief Executive Officer, or to an agent of the Corporation designated as permitted by the Certificate of Incorporation, or, if to any holder of shares of Series A Preferred Stock, to such holder at the address of such holder of shares of Series A Preferred Stock as listed in the stock record books of the Corporation, or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

                           [Signature page to follow]


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        IN WITNESS WHEREOF,  Trailer Bridge, Inc. has caused this Certificate of
Designations to be signed by its Chief Executive Officer as of the 15th day of May, 2002.


                                       TRAILER BRIDGE, INC.



                                       By:  /s/ Ralph W. Heim
                                          --------------------------------------
                                          Name:  Ralph W. Heim
                                          Title: Chief Operating Officer








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